Exhibit 99.1

Corporate Communications Department
NEWS Release

Investor Contacts:
Doug Wilburne — 401-457-2288
Justin Bourdon — 401-457-2288	FOR IMMEDIATE RELEASE

Media Contact:
David Sylvestre — 401-457-2362

Textron Reports Increase in Fourth Quarter Earnings and
Strong Cash Flow

Initiates 2013 EPS Outlook at $2.10 - $2.30

Providence, Rhode Island — January 23, 2013 — Textron Inc. (NYSE: TXT) today reported  fourth quarter 2012 income from continuing operations of $0.50 per share, compared to a loss of $0.06 per share in the fourth quarter of 2011.

This year’s fourth quarter results include a previously disclosed after-tax charge of $0.06 per share at Cessna related to an unfavorable business arbitration award. Last year’s fourth quarter included net charges of $0.55 per share.

Total revenues in the quarter were $3.4 billion, up 3.3% from the fourth quarter of 2011.

Full-year manufacturing cash flow before pension contributions was $793 million.  The company contributed $224 million to its pension plans during the fourth quarter, bringing full-year contributions to $405 million. Textron’s consolidated net debt ended the year at $2.6 billion, down $974 million from the end of last year.

“Growth in the fourth quarter was the result of strong military and commercial demand at Bell and increased deliveries at Textron Systems, E-Z-GO and Jacobsen, partially offset by weakness in our automotive and business jet markets,” said Textron Chairman and CEO, Scott C. Donnelly.

Share Repurchases

During the fourth quarter, the company repurchased 11.1 million of its common shares under its previous share repurchase authorization. On January 22, 2013 Textron’s Board of Directors approved a new authorization for 25 million shares, under which the company intends to purchase shares to offset the impact of dilution from stock-based compensation and benefit plans and for opportunistic capital management purposes.

Outlook

Textron is forecasting 2013 revenues of approximately $12.9 billion, up about 6% from 2012.  Earnings per share from continuing operations are expected to be in the range of $2.10 to $2.30.

Cash flow from continuing operations of the manufacturing group before pension contributions is estimated to be between $500 and $550 million with planned pension contributions of about $200 million.

Donnelly continued, “In 2013, we anticipate growth in revenue at Cessna on a modest increase in jet deliveries, a higher revenue mix of business jets and growth in aftermarket, modest growth at Bell, led by an increase in commercial helicopter sales, growth at Systems and revenue up slightly at Industrial.”

Fourth Quarter Segment Results and Actions

Cessna

Revenues decreased $110 million, reflecting the delivery of 53 new Citation jets in the quarter, compared with 67 in last year’s fourth quarter.

Segment profit decreased $37 million, primarily due to a $27.4 million arbitration settlement charge and lower jet volumes.

Cessna backlog at the end of the fourth quarter was $1.1 billion, down $267 million from the end of the third quarter 2012.

Bell

Revenues increased $139 million in the fourth quarter from the same period in the prior year.  Bell delivered 9 V-22’s, 6 H-1’s and 65 commercial aircraft in the quarter compared to 7 V-22’s, 6 H-1’s and 62 commercial units in last year’s fourth quarter.

Segment profit increased $10 million, reflecting higher volume and mix.

Bell backlog at the end of the fourth quarter was $7.5 billion, up $1.2 billion from the end of the third quarter 2012.

Textron Systems

Revenues at Textron Systems increased $58 million, reflecting higher deliveries in Unmanned Aerial Systems and Weapons and Sensors, partially offset by lower vehicle deliveries at Land and Marine.

Segment profit in the quarter was $36 million, up $44 million when compared to last year’s fourth quarter, which included $60 million in charges. Segment profit in this year’s fourth quarter reflected higher volumes, partially offset by a $19 million charge associated with the company’s fee-for-service unmanned aerial systems contracts.

Textron Systems backlog at the end of the fourth quarter was $2.9 billion, relatively flat with the end of third quarter 2012.

Industrial

Industrial revenues decreased $2 million from the fourth quarter of 2011. Segment profit decreased $6 million reflecting cost inflation in excess of related price increases.

Textron Inc. 40 Westminster Street Providence, RI 02903-2596 (401) 421-2800

Finance

Finance segment revenues increased $23 million compared to the fourth quarter of 2011. The segment reported a profit of $2 million compared to last year’s $232 million fourth quarter loss, which reflected a mark-to-market charge.

Since the end of the third quarter 2012, nonaccrual finance receivables decreased from $145 million to $143 million and sixty-day plus delinquencies decreased from $114 million to $90 million.

Finance receivables ended the quarter at $2.1 billion, reflecting liquidations of $65 million during the quarter.

Conference Call Information

Textron will host its conference call today, January 23, 2013 at 8:00 a.m. (Eastern) to discuss its results and outlook.  The call will be available via webcast at www.textron.com or by direct dial at (800) 230-1059 in the U.S. or (612) 234-9959 outside of the U.S. (request the Textron Earnings Call).

In addition, the call will be recorded and available for playback beginning at 10:30 a.m. (Eastern) on Wednesday, January 23, 2012 by dialing (320) 365-3844; Access Code: 235149.

A package containing key data that will be covered on today’s call can be found in the Investor Relations section of the company’s website at www.textron.com.

About Textron Inc.

Textron Inc. is a multi-industry company that leverages its global network of aircraft, defense, industrial and finance businesses to provide customers with innovative solutions and services. Textron is known around the world for its powerful brands such as Bell Helicopter, Cessna Aircraft Company, Jacobsen, Kautex, Lycoming, E-Z-GO, Greenlee, and Textron Systems. More information is available at www.textron.com.

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Non-GAAP Measures

Adjusted earnings per share from continuing operations and manufacturing cash flow before pension contributions are non-GAAP measures that are defined and reconciled to GAAP in an attachment to this release.

Forward-looking Information

Certain statements in this release and other oral and written statements made by us from time to time are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements, which may describe strategies, goals, outlook or other non-historical matters, or project revenues, income, returns or other financial measures, often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “guidance,”  “project,” “target,” “potential,” “will,” “should,” “could,” “likely” or “may” and similar expressions intended to identify forward-looking statements. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors that may cause our actual results to differ materially from those expressed or implied by such forward-looking statements. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Forward-looking statements speak only as of the date on which they are made, and we undertake no obligation to update or revise any forward-looking statements.  In addition to those factors described under “Risk Factors” in our Annual Report on Form 10-K, among the factors that could cause actual results to differ materially from past and projected future results are the following:  changing priorities or reductions in the U.S. Government defense budget, including those related to military operations in foreign countries; our ability to perform as anticipated and to control costs under contracts with the U.S. Government; the U.S. Government’s ability to unilaterally modify or terminate its contracts with us for its convenience or for our failure to perform, to change applicable procurement and accounting policies, or, under certain circumstances, to withhold payment or suspend or debar us as a contractor eligible to receive future contract awards; changes in foreign military funding priorities or budget constraints and determinations, or changes in government regulations or policies on the export and import of military and commercial products; volatility in the global economy or changes in worldwide political conditions that adversely impact demand for our products; volatility in interest rates or foreign exchange rates; risks related to our international business, including establishing and maintaining facilities in locations around the world and relying on joint venture partners, subcontractors, suppliers, representatives, consultants and other business partners in connection with international business, including in emerging market countries; our Finance segment’s ability to maintain portfolio credit quality or to realize full value of receivables and of assets acquired upon foreclosure of receivables; performance issues with key suppliers or subcontractors; legislative or regulatory actions, both domestic and foreign, impacting our operations or demand for our products; our ability to control costs and successfully implement various cost-reduction activities; the efficacy of research and development investments to develop new products or unanticipated expenses in connection with the launching of significant new products or programs; the timing of our new product launches or certifications of our new aircraft products; our ability to keep pace with our competitors in the introduction of new products and upgrades with features and technologies desired by our customers; increases in pension expense or employee and retiree medical benefits;  difficult conditions in the financial markets which may adversely impact our customers’ ability to fund or finance purchases of our products; and continued demand softness or volatility in the  markets in which we do business.

TEXTRON INC.
Revenues by Segment and Reconciliation of Segment Profit to Net Income (Loss)
(Dollars in millions, except per share amounts)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 29, 2012	December 31, 2011	December 29, 2012	December 31, 2011
REVENUES
MANUFACTURING:
Cessna	$901	$1,011	$3,111	$2,990
Bell	1,149	1,010	4,274	3,525
Textron Systems	571	513	1,737	1,872
Industrial	706	708	2,900	2,785
	3,327	3,242	12,022	11,172

FINANCE	35	12	215	103
Total revenues	$3,362	$3,254	$12,237	$11,275

SEGMENT PROFIT
MANUFACTURING:
Cessna (a)	$23	$60	$82	$60
Bell	177	167	639	521
Textron Systems (b)	36	(8)	132	141
Industrial	43	49	215	202
	279	268	1,068	924

FINANCE (c)	2	(232)	64	(333)
Segment Profit	281	36	1,132	591

Corporate expenses and other, net	(43)	(39)	(148)	(114)
Interest expense, net for Manufacturing group	(38)	(27)	(143)	(140)

Income (loss) from continuing operations before income taxes	200	(30)	841	337
Income tax (expense) benefit	(54)	13	(260)	(95)

Income (loss) from continuing operations	146	(17)	581	242
Discontinued operations, net of income taxes	2	(2)	8	—
Net income (loss)	$148	$(19)	$589	$242

Earnings per share:
Income (loss) from continuing operations	$0.50	$(0.06)	$1.97	$0.79
Discontinued operations, net of income taxes	0.01	(0.01)	0.03	—
Net income (loss)	$0.51	$(0.07)	$2.00	$0.79

Diluted average shares outstanding (d)	291,562,000	278,881,000	294,663,000	307,255,000

(a)                                 Fourth quarter of 2012 includes a $27 million charge related to an award against Cessna in an arbitration proceeding.

(b)                                 Fourth quarter of 2011 includes a $41 million non-cash impairment charge to write down certain intangible assets and approximately $19 million in severance costs.

(c)                                  Fourth quarter of 2011 includes a $186 million non-cash initial mark-to-market adjustment for remaining finance receivables in the Golf Mortgage portfolio that were transferred to the held for sale classification in the quarter.

(d)                                 For the fourth quarter of 2011, the potential dilutive effect of stock options, restricted stock units and the shares that could be issued upon the conversion of our 4.50% Convertible Senior Notes and upon the exercise of the related warrants was excluded from the computation of diluted weighted-average shares outstanding as the shares would have an anti-dilutive effect on the loss from continuing operations. Fully diluted shares were used to calculate earnings per share for the other reported periods.

Textron Inc.

Condensed Consolidated Balance Sheets

(In millions)

(Unaudited)

	December 29, 2012	December 31, 2011
Assets
Cash and equivalents	$1,378	$871
Accounts receivable, net	829	856
Inventories	2,712	2,402
Other current assets	470	1,134
Net property, plant and equipment	2,149	1,996
Other assets	3,173	3,143
Finance group assets	2,322	3,213
Total Assets	$13,033	$13,615

Liabilities and Shareholders’ Equity
Current portion of long-term debt	$535	$146
Other current liabilities	2,977	2,785
Other liabilities	2,798	2,826
Long-term debt	1,766	2,313
Finance group liabilities	1,966	2,800
Total Liabilities	10,042	10,870

Total Shareholders’ Equity	2,991	2,745
Total Liabilities and Shareholders’ Equity	$13,033	$13,615

TEXTRON INC.

MANUFACTURING GROUP

Condensed Schedule of Cash Flows and Manufacturing Cash Flow GAAP to Non-GAAP Reconciliations

(In millions)

(Unaudited)

		Three Months Ended		Twelve Months Ended
		December 29,	December 31,	December 29,	December 31,
		2012	2011	2012	2011
	Cash flows from operating activities:
	Income from continuing operations	$140	$134	$534	$464
	Dividends received from TFC	—	—	345	179
	Capital contributions paid to TFC	—	(30)	(240)	(182)
	Depreciation and amortization	101	104	358	371
	Changes in working capital	466	152	65	54
	Changes in other assets and liabilities and non-cash items	(146)	(118)	(104)	(125)
	Net cash from operating activities of continuing operations	561	242	958	761
	Cash flows from investing activities:
	Capital expenditures	(166)	(152)	(480)	(423)
	Other investing activities, net	3	30	4	—
	Net cash from investing activities	(163)	(122)	(476)	(423)
	Cash flows from financing activities:
	Principal payments on long-term debt	(50)	(16)	(189)	(29)
	Purchases of Textron common stock	(272)	—	(272)	—
	Net intergroup borrowings	72	100	490	(175)
	Settlement of a portion of convertible debt	—	(580)	(2)	(580)
	Decrease in short-term debt	—	(227)	—	—
	Proceeds from issuance of long-term debt	—	—	—	496
	Other financing activities, net	2	(37)	2	(72)
	Net cash from financing activities	(248)	(760)	29	(360)
	Total cash flows from continuing operations	150	(640)	511	(22)
	Total cash flows from discontinued operations	(3)	(2)	(8)	(5)
	Effect of exchange rate changes on cash and equivalents	(1)	(4)	4	—
	Net change in cash and equivalents	146	(646)	507	(27)
	Cash and equivalents at beginning of period	1,232	1,517	871	898
	Cash and equivalents at end of period	$1,378	$871	$1,378	$871

Manufacturing Cash Flow GAAP to Non-GAAP Reconciliations:

	Net cash from operating activities of continuing operations - GAAP	$561	$242	$958	$761
Less:	Capital expenditures	(166)	(152)	(480)	(423)
	Dividends received from TFC	—	—	(345)	(179)
Plus:	Capital contributions paid to TFC	—	30	240	182
	Proceeds on sale of property, plant and equipment	6	4	15	17
	Total pension contributions	224	421	405	642
	Manufacturing cash flow before pension contributions- Non-GAAP	$625	$545	$793	$1,000

		2013 Outlook
Net cash from operating activities of continuing operations - GAAP		$850 - $900
Less:	Capital expenditures	(550)
Plus:	Total pension contributions	200
Manufacturing cash flow before pension contributions- Non-GAAP		$500 - $550

Free cash flow is a measure generally used by investors, analysts and management to gauge a company’s ability to generate cash from operations in excess of that necessary to be reinvested to sustain and grow the business and fund its obligations.  Our definition of Manufacturing free cash flow adjusts net cash from operating activities of continuing operations for dividends received from TFC, capital contributions provided under the Support Agreement, capital expenditures, proceeds from the sale of property, plant and equipment and contributions to our pension plans.  We believe that our calculation provides a relevant measure of liquidity and is a useful basis for assessing our ability to fund operations and obligations.  This measure is not a financial measure under GAAP and should be used in conjunction with GAAP cash measures provided in our Consolidated Statement of Cash Flows.

TEXTRON INC.

Condensed Consolidated Schedule of Cash Flows

(In millions)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 29,	December 31,	December 29,	December 31,
	2012	2011	2012	2011
Cash flows from operating activities:
Income from continuing operations	$146	$(17)	$581	$242
Depreciation and amortization	106	114	383	403
Changes in working capital	381	292	28	336
Changes in other assets and liabilities and non-cash items	(100)	16	(57)	87
Net cash from operating activities of continuing operations	533	405	935	1,068
Cash flows from investing activities:
Finance receivables originated or purchased	—	(38)	(22)	(187)
Finance receivables repaid	121	159	599	824
Proceeds on receivable sales	3	145	116	421
Capital expenditures	(166)	(152)	(480)	(423)
Proceeds from sale of repossessed assets and properties	62	32	133	109
Other investing activities, net	19	49	32	99
Net cash from investing activities	39	195	378	843
Cash flows from financing activities:
Principal payments on long-term and nonrecourse debt	(141)	(142)	(615)	(785)
Purchases of Textron common stock	(272)	—	(272)	—
Proceeds from issuance of long-term debt	18	135	106	926
Payments on long-term line of credit facilities	—	(400)	—	(1,440)
Settlement of a portion of convertible debt	—	(580)	(2)	(580)
Decrease in short-term debt	—	(227)	—	—
Other financing activities, net	2	(37)	2	(72)
Net cash from financing activities	(393)	(1,251)	(781)	(1,951)
Total cash flows from continuing operations	179	(651)	532	(40)
Total cash flows from discontinued operations	(3)	(2)	(8)	(5)
Effect of exchange rate changes on cash and equivalents	(1)	(4)	4	(1)
Net change in cash and equivalents	175	(657)	528	(46)
Cash and equivalents at beginning of period	1,238	1,542	885	931
Cash and equivalents at end of period	$1,413	$885	$1,413	$885